Exhibit 99.1

Community Valley Bancorp Reports Earnings for Second Quarter 2007

(Chico, CA 7/23/07) — Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and BCB Insurance Agency, LLC (the “Agency”), today announced its financial results for the second quarter and six month period ended June 30, 2007.

Consolidated earnings were $1,642,000 for the quarter ended June 30, 2007.  This represents a decrease of $468,000 or 22.2% from the second quarter of 2006. Diluted earnings per share were $0.22 in the second quarter of 2007, a decrease of 21.4% compared to $0.28 in the second quarter of 2006.  Earnings for the first six months of 2007 were $2,892,000.  This represents a decrease of $967,000 or 25.1% from the same period in 2006.  Diluted earnings per share were $0.38, a decrease of 24% for the six month period ending June 30, 2007, compared to $0.50 for the same period in 2006.

As of June 30, 2007, total assets were $580.8 million and total deposits were $511.5 million, representing increases of 11.9% and 12.3% respectively, over the June 30, 2006 totals of $518.7 million and $455.6 million. Interest-bearing deposits increased $58,434,000, or 15.7%, from $371,175,000 at June 30, 2006, to $429,609,000 at June 30, 2007.  Non-interest bearing demand deposits decreased $2,557,000 or 3.0% from $84,477,000 at June 30, 2006 to $81,920,000 at June 30, 2007.

Loans were $454.5 million as of June 30, 2007, up 3.4% over the June 30, 2006 total of $439.6 million.  Asset quality remained strong, with only $213,000 or 0.05% of total loans considered non-performing at June 30, 2007 down from $335,000 or 0.08% at June 30, 2006.  Charged-off loans net of recoveries, were only $8,000, or 0.002% of outstanding loans, for the six month period ended June 30, 2007 comparable to the net charge-offs of $9,000 for the six month period ended June 30, 2006.

Net interest income for the second quarter ending June 30, 2007 decreased $404,000 or 5.1% to $7.5 million as compared to $7.9 million for the same period in 2006.  Interest income from earning assets was $11.0 million for the second quarter which was $843,000 or 8.33%more than the same period in 2006.  Interest expense was $3.5 million for the second quarter ending June 30, 2007 which was $1.2 million or 56.3% more than the same period in 2006. This increase was the result of rising interest rates and the migration of lower cost deposits to higher cost deposit products.  As a result the net interest margin for the second quarter ended June 30, 2007 declined 94 basis points to  5.85% as compared to 6.79% for the second quarter of 2006.

Net interest income for the first half of the year ended June 30, 2007 decreased $711,000 or 4.6% to $14.7 million as compared to $15.4 million for the same period in 2006.  Interest income from earning assets was $21.6 million for the first six months which was $2.2 million or 11.3% more than the same period in 2006.  Interest expense was $6.8 million for the six months ending June 30, 2007 which was $2.9 million or 73.6% more than the same period in 2006.   As a result the net interest margin for the first half of the year ended June 30, 2007 was 5.82% as compared to 6.74% for the same period in 2006.

Non-interest income for the quarter ended June 30, 2007 increased $95,000or 5.06% to $2.0 million compared to $1.9 million in the same quarter of 2006.  Non-interest income for the first six months ended June 30, 2007 increased $326,000 or 9.7% to $3.7 million compared to $3.4 million in the same period in 2006.  Increases in service charge income from deposit accounts were realized in both periods but were partially offset by decreases in gains from the sale of loans.

Non-interest expense for the quarter ended June 30, 2007 increased $622,000, or 10.3% compared to the same period in 2006, due to a $134,000 increase in salary expenses from an increase in the number of employees and ordinary increases in salaries and benefits.  Incremental expenses from the four new branches opened in the second half of 2006 and the new corporate headquarters opened at the beginning of 2007 contributed to the increase in non-interest expense. Non-interest expense for the first six months ending June 30, 2007 was $13.4 million compared to $11.8 million in the same period in 2006 an increase of $1.6 million or 13.3% for the same reasons as discussed above.

The Company’s annualized return on average assets (ROA) was 1.15% in the second quarter of 2007 compared to 1.64% in 2006 and annualized return on average equity (ROE) was 13.70% in the second quarter of 2007 compared to 19.03% in 2006. On a year to date basis ROA was 1.03% in 2007 compared to 1.53% in 2006 and ROE was 12.41% compared to 17.85%.

Although our earnings are less than they were last year, they have improved from the first quarter of this year and we anticipate this trend to continue through the remainder of 2007.  We are excited about the opening of our second full service branch in Redding scheduled for early August and the opening of our full service branch in Anderson soon after that. While expenses associated with these two new branches will impact earnings in the short run, our long-term outlook for this region is one of great opportunity which will have a positive result as we achieve a much better presence and gain market share.

COMMUNITY VALLEY BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

ASSETS	June 30, 2007	December 31, 2006	June 30, 2006
Cash and due from banks	16,175,000	20,558,000	19,255,000
Federal funds sold	56,965,000	42,070,000	18,895,000
Interest-bearing deposits in banks	6,981,000	2,278,000	3,961,000
Investment securities	4,902,000	5,127,000	5,232,000

Loans:
Real estate	307,896,000	313,551,000	306,543,000
Commercial	102,865,000	90,986,000	94,948,000
Consumer	48,436,000	43,789,000	42,151,000
Other	1,115,000	790,000	2,143,000
Deferred loan originations fees, net	(520,000)	(802,000)	(1,009,000)
Allowance for loan losses	(5,305,000)	(5,274,000)	(5,184,000)
Total loans, net	454,487,000	443,040,000	439,592,000

Premises and equipment	17,208,000	15,359,000	12,519,000
Accrued interest receivable and other assets	24,051,000	21,605,000	19,200,000

Total Assets	580,769,000	550,037,000	518,654,000

LIABILITIES
Noninterest-bearing deposits	81,920,000	76,988,000	84,477,000
Interest checking, money market & savings deposits	271,350,000	237,607,000	204,479,000
Time deposits	158,259,000	170,261,000	166,696,000

Total deposits	511,529,000	484,856,000	455,652,000

Notes payable	1,158,000	1,217,000	1,073,000
Junior subordinated debentures	8,248,000	8,248,000	8,248,000
Accrued interest payable and other liabilities	11,415,000	9,989,000	8,828,000

Total liabilities	532,350,000	504,310,000	473,801,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	48,419,000	45,727,000	44,853,000

Total Liabilities and Shareholders’ Equity	580,769,000	550,037,000	518,654,000

Nonperforming loans to total loans	0.05%	0.02%	0.08%
Net chargeoffs to average loans (annualized)	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	1.15%	1.18%	1.17%
Leverage Ratio	9.57%	10.10%	10.40%
Tier 1 Risk-Based Capital Ratio	11.08%	10.90%	10.90%
Total Risk-Based Capital Ratio	12.12%	11.90%	12.10%

COMMUNITY VALLEY BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Six Months Ending:	June 30, 2007	June 30, 2006	% Change
Interest income	$21,575,000	$19,385,000	11.30%
Interest expense	6,844,000	3,943,000	73.57%

Net interest income	14,731,000	15,442,000	-4.60%
Provision for loan losses	75,000	450,000	-83.33%
Total noninterest income	3,687,000	3,361,000	9.70%
Total noninterest expense	13,362,000	11,795,000	13.29%

Income before provision for income taxes	4,981,000	6,558,000	-24.05%
Provision for income taxes	2,089,000	2,699,000	-22.60%

Net income	$2,892,000	$3,859,000	-25.06%

Basic earnings per share	$0.39	$0.53	-26.42%
Diluted earnings per share	$0.38	$0.50	-24.00%
Average diluted shares outstanding	7,594,000	7,674,000	-1.04%

Net interest margin as a percentage	5.82%	6.78%	-14.16%

Operating Ratios:
Return on average assets	1.03%	1.53%	-32.68%
Return on average equity	12.41%	17.85%	-30.48%
Efficiency ratio (fully taxable equivalent)	72.55%	62.73%	15.65%

Three Months Ending:	June 30, 2007	June 30, 2006	% Change
Interest income	$10,960,000	$10,117,000	8.33%
Interest expense	3,463,000	2,216,000	56.27%

Net interest income	7,497,000	7,901,000	-5.11%
Provision for loan losses	—	225,000
Total noninterest income	1,973,000	1,878,000	5.06%
Total noninterest expense	6,657,000	6,035,000	10.31%

Income before provision for income taxes	2,813,000	3,519,000	-20.06%
Provision for income taxes	1,171,000	1,409,000	-16.89%

Net income	$1,642,000	$2,110,000	-22.18%

Basic earnings per share	$0.22	$0.29	-24.14%
Diluted earnings per share	$0.22	$0.28	-21.43%
Average diluted shares outstanding	7,603,000	7,700,000	-1.26%

Net interest margin as a percentage	5.85%	6.79%	-13.84%

Operating Ratios:
Return on average assets	1.15%	1.64%	-29.88%
Return on average equity	13.70%	19.03%	-28.01%
Efficiency ratio (fully taxable equivalent)	70.30%	61.71%	13.92%